U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-SB/A

GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS
ISSUERS

Under Section 12(b) or (g) of the Securities and Exchange Act of
1934.

DIRECTION TECHNOLOGIES, INC.
(Name of Small Business Issuer in its charter)


Nevada				88-0413417
(State or other jurisdiction 	(I.R.S. Employer Identification
No.)
of incorporation or organization)

250 H Street, Suite 723, Blaine, Washington		98230
(Address of principal executive offices)			(Zip Code)

Issuer's telephone number:  (604) 683-6648

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class		Name of each exchange on which
to be so registered		each class is to be registered

None					None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)

None
(Title of Class)

SIGNATURES

	Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

					DIRECTION TECHNOLOGIES, INC.



Date: May 18, 1999.		By: /s/__Dieter K. Schindelhauer
					Dieter K. Schindelhauer,
					Secretary/Treasurer

Special Power of Attorney

The undersigned constitute and appoint Dieter K.
Schindelhauer their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form 10-SB/A Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney0in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1934, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature

Title
Date

/s/ Rolf K. Papsdorf
Rolf K. Papsdorf


President, Director

May 18, 1999

/s/ Dieter K. Schindelhauer
Dieter K. Schindelhauer


Secretary, Treasurer
(Principal Financial
and Accounting
Officer), Director

May 18, 1999

/s/ Kenneth  B. Liebscher
Kenneth B. Liebscher


Director

May 18, 1999




EXHIBIT INDEX

Exhibit
Number
Description
Method of Filing
99.1
Direction Technologies,
Inc. - Report and Financial
Statements (Dated December
31, 1998)
See Below
99.2
Qiblah Technologies Ltd. -
Report and Financial
Statements (Dated February
28, 1998 and February 28,
1999
See Below